UNITED STATES
Securities and Exchange Commission
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NEWS RELEASE

Cliffs Natural Resources Inc. Announces
Significant Reduction in 2014 Capital Expenditures

•	Bloom Lake Mine Expansion Capital Curtailed; Cliffs to Run Phase I Operation Only

•	Company Will Idle Wabush Mine by End of First-Quarter 2014

•	Cash Flow Priorities to Drive Near-term Capital Allocation Decisions
CLEVELAND — Feb. 11, 2014 — Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today it expects its full-year 2014 capital expenditures to be in a range of $375 - $425 million, a greater than 50% year-over-year reduction from its full-year 2013 capital spending of $862 million. This decrease is driven by a significant reduction in the Company’s expansion and tailings and water management capital spending at its Bloom Lake Mine in Québec. Cliffs also announced that it will idle production at its Wabush Mine in the Province of Newfoundland and Labrador by the end of the first quarter of 2014.
Gary Halverson, president and chief operating officer, said, “Sharper capital allocation must drive our decisions. Today’s announcement to reduce overall capital spending is an important first step.” Mr. Halverson further noted that, “Bloom Lake’s ore body is well suited for a global market that increasingly values quality and diversification of supply, but it also requires time and capital to be properly developed, built out, and operated to realize its full potential. Ultimately we must extract the highest value from Bloom Lake for our shareholders and operating Phase I preserves all possible options for this asset. Given the wide range of outlooks for iron ore prices, we reduced our 2014 capital expenditures at Bloom Lake Mine as we evaluate the best alternatives for this asset as part of our overall focus on enhancing value for shareholders.”
Bloom Lake Mine
In the current pricing environment, Cliffs expects to produce and sell 5.5 - 6.5 million tons from Bloom Lake Mine’s first phase in 2014, which is in line with full-year 2013 results. Cliffs expects Bloom Lake Mine’s full-year 2014 cash costs to be $85 - $90 per ton versus fourth-quarter 2013’s results of $89 per ton. Cliffs indicated that it would idle Phase I if pricing significantly decreased

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

for an extended period of time. With the Phase II expansion indefinitely suspended, the Company has made adjustments to various components of the mine plan, largely in the project’s tailings and water management strategy. This has enabled Cliffs to defer and lower its year-over-year capital spending while continuing to operate Phase I.

Cliffs expects Bloom Lake Mine’s full-year 2014 capital expenditures to be approximately $200 million. This is comprised of $65 million in carryover capital spending from 2013, with required license-to-operate and sustaining capital expenditures making up the remainder.
Wabush Mine
Cliffs’ Wabush Scully Mine in Newfoundland and Labrador will be idled by the end of the first quarter of 2014. With costs unsustainably high, including fourth-quarter 2013 cash costs of $143 per ton, it is not economically viable to continue running this operation. As previously disclosed, Cliffs idled Wabush Mine’s Pointe Noire pellet plant in June of 2013. Approximately 500 employees at both the Wabush Scully Mine and the Pointe Noire rail and port operation in Québec will be impacted by these actions.

Gary Halverson continued, "Over the past three years we have seen pricing drop and Wabush Mine’s costs escalate all while we have made significant capital investments into the operation. This is a regrettable but necessary decision. We simply cannot continue operating a high-cost mine while pricing and freight markets are so volatile. We do value the hard work of all our employees and are committed to easing the transition for the people and communities, including providing severance and other support services as a result of this decision.”

Cliffs anticipates incurring idle costs related to Wabush Mine of approximately $100 million in 2014. Also, due to the idling of Wabush Mine, Cliffs’ will record impairment and write-off charges of approximately $183 million, which will be reflected in its fourth-quarter 2013 results. Cliffs will continue operating the port at Pointe Noire in Sept-Îles, Québec.

2014 Capital Allocation
Cliffs expects its full-year 2014 consolidated capital expenditures to be $375 - $425 million. This includes approximately $100 million in cash-carryover capital, with the remainder primarily comprised of sustaining and license-to-operate capital. The first priority for any additional cash generated in excess of consolidated capital expenditures and dividend payments during the year will be to lower the Company’s net debt position. Cliffs is in the process of evaluating a range of

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

options for the next best use of the capital, all of which must have attractive return rates and drive long-term shareholder value.

Mr. Halverson added, “We will adhere to a return-driven approach to allocating capital. This will establish a prudent balance among key priorities relating to liquidity management, business investment, and capital allocation initiatives that provide for a more direct return to enhance long-term shareholder value.”

Conference Call Information
As previously disclosed, Cliffs Natural Resources Inc. intends on announcing its fourth-quarter and full-year 2013 results after-market close on Thursday, Feb. 13, 2014. Cliffs will host a conference call to discuss the results at 10:00 a.m. ET on Friday, Feb. 14, 2014. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand, increases in supply and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments or capital projects and complete planned divestitures; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal controls over financial reporting; problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information
Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs stockholders in connection with the matters to be considered at

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs stockholders. CLIFFS STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the SEC on Feb. 12, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605.
SOURCE: Cliffs Natural Resources Inc.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316 office

EASTERN CANADA MEDIA RELATIONS CONTACTS:

Arlène Beaudin District Manager, Public Affairs Directrice, affaires publiques T 418.964.3041 C 418.965.0287	Annie Desrosiers Directeur Développement durable et Relation avec les communautés Manager, Sustainability and Community Relations Annie.Desrosiers@CliffsNR.com P 418.287.2000 extension 2002 C 709.280.5702

# # #

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544